Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-159470 and 333-222213) on Form S-8 of L.B. Foster Company, of our report dated June 16, 2023, with respect to the statements of net assets available for benefits of L.B. Foster Company Savings Plan for Bargaining Unit Employees as of December 31, 2022 and 2021, the related statement of changes in net assets available for benefits for the year ended December 31, 2022 and the related supplemental schedules as of December 31, 2022, which report appears in the December 31, 2022 annual report on Form 11-K of L.B. Foster Company Savings Plan for Bargaining Unit Employees.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
June 16, 2023